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                                                                   EXHIBIT 23(a)

                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related prospectus of WestPoint Stevens Inc., for the registration of $525,000,000 7 7/8% Senior Notes due 2005 and $475,000,000 7 7/8% Senior Notes due 2008 and to the inclusion of our report dated February 5, 1998 with respect to the consolidated financial statements of WestPoint Stevens Inc. and to the incorporation by reference therein of our report dated February 5, 1998 with respect to the consolidated financial statements and schedule of WestPoint Stevens Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.


                                                  /s/ Ernst & Young LLP

Columbus, Georgia
July 24, 1998